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[LOGO]                                          NATIONAL CITY CORPORATION
                                                National City Center
                                                Post Office Box 5756
                                                Cleveland, OH 44101-0756
                                                216 575 2000


FOR MORE INFORMATION CONTACT:

                        Judy Balint
                        Senior Vice President
                        National City Processing Company
                        (502) 364-2233

                        FOR IMMEDIATE RELEASE

             NPC ANNOUNCES INTENT TO FILE REGISTRATION STATEMENT
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                 FOR INITIAL PUBLIC OFFERING OF COMMON STOCK
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LOUISVILLE, KENTUCKY, May 3, 1996 -- National City Processing Company (NPC), a
leading nationwide provider of transaction processing services, announced today that it intends to file a registration statement with the Securities and Exchange Commission (SEC) for an initial public offering of its common stock in an underwritten public offering. The SEC filing is expected to be made before the end of the second quarter of 1996. The offering will be made only by means of a prospectus.

        NPC is a wholly-owned subsidiary of National City Corporation (NYSE:NCC), a $50 billion diversified financial services company based in Cleveland, Ohio. The offering will represent new shares issued by NPC. No shares will be offered for sale by National City. After completion of the planned offering, National City will own at least 80 percent of the common shares of NPC. There are no current plans for National City to sell any of its shares.
        The planned offering will add to NPC's capital base and provide access to capital markets. The public offering will raise substantial funds for NPC that will be available for technology investments and other corporate purposes.

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        National City Processing Company is a leading nationwide provider of transaction processing services, related software application products and value-added services providing customized solutions to retail merchants, corporations in need of outsourcing services and participants in the air travel industry.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification, if required, under the securities laws of any such state.